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                                                                   Exhibit 2.2.4

                       FORM OF INDEMNITY ESCROW AGREEMENT

            ESCROW AGREEMENT, dated as of August 16, 2005 (this "Agreement"), among EPIMMUNE INC., a Delaware corporation (the "Issuer"), HELENE PLOIX (the "Shareholder Representative"), as designated representative of certain shareholders (the "IDM Shareholders") of IDM S.A., a societe anonyme organized under the laws of France (the "Company") identified on Schedule A hereto, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent (the "Escrow Agent").

                               W I T N E S E T H:

            WHEREAS, the Issuer and certain shareholders of the Company have entered into a Share Exchange Agreement, dated March 15, 2005, as amended, a copy of which is attached hereto (but not made a part hereof) as Exhibit A (the "Exchange Agreement"; capitalized terms not defined herein have the meanings ascribed to them in the Exchange Agreement);

            WHEREAS, the Boards of Directors of the Issuer and the Company have each determined that it is in the best interests of their respective shareholders for the Issuer to acquire the Company upon the terms and subject to the conditions set forth in the Exchange Agreement;

            WHEREAS, pursuant to the Exchange Agreement, the Issuer has agreed to exchange shares of common stock, par value $0.01 per share, of the Issuer ("Issuer Common Stock") for issued and outstanding class A ordinary shares, nominal value (euro)0.01 per share, of the Company ("Company A Shares") and class B ordinary shares, nominal value (euro)0.01 per share, of the Company ("Company B Shares" and, together with the Company A Shares, the "Company Shares"), upon the terms and subject to the conditions set forth in the Exchange Agreement;

            WHEREAS, it is contemplated under the Exchange Agreement that the Issuer will deposit or cause to be deposited into escrow at the Closing certificates representing in the aggregate 1,061,571 shares of Issuer Common Stock (the "Escrow Shares") issued in the name of the IDM Shareholders as provided in Section 1.02 hereof to secure the indemnification obligations of the IDM Shareholders as set forth in Article IX of the Exchange Agreement and to be held and disbursed by the Escrow Agent in accordance with Section 1.07 of this Agreement;

            WHEREAS, pursuant to Section 9.04 of the Exchange Agreement, Helene Ploix has been appointed to act as the representative of the IDM Shareholders, and is authorized to act on behalf of the IDM Shareholders with respect to any claims by the Issuer for indemnification or to be held harmless pursuant to
Article IX of the Exchange Agreement and with respect to any actions to be taken by the Shareholder Representative pursuant to the terms of this Agreement;

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            WHEREAS, the Escrow Agent is willing to act as the Escrow Agent hereunder.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I

                                     ESCROW

            SECTION 1.01 Appointment and Agreement of Escrow Agent The Issuer and the Shareholder Representative hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement.

            SECTION 1.02 Establishment of the Escrow Fund. (a) Pursuant to
Section 1.06 of the Exchange Agreement, the Issuer and the Shareholder Representative shall deliver to the Escrow Agent on the date hereof certificates, which in the aggregate represent the Escrow Shares of the IDM Shareholders. The Escrow Agent shall hold the Escrow Shares and/or any cash (the "Escrow Fund") in escrow pursuant to this Agreement. Each certificate representing a portion of the Escrow Shares shall be registered in the name of an IDM Shareholder and shall represent the number of shares of Issuer Common Stock otherwise issuable to such IDM Shareholder in the Share Exchange, but not delivered to such IDM Shareholder at the Closing pursuant to Section 1.05(a)(i)(B) of the Share Exchange Agreement. With the delivery of Escrow Shares, the Issuer shall deliver to the Escrow Agent a certificate specifying the date of the Closing.

            (b) Each of the Issuer and the Shareholder Representative confirms to the Escrow Agent and to each other that the Escrow Shares are free and clear of all Liens except as may be created by this Agreement and the Exchange Agreement.

            (c) No later than September 15, 2005, the Shareholder Representative shall deliver to the Escrow Agent one stock transfer power for each certificate delivered pursuant to Section 1.02(a) above and duly executed by the respective IDM Shareholder.

            SECTION 1.03 Purpose of the Escrow Fund. The Escrow Shares will be deposited with the Escrow Agent and held by the Escrow Agent to secure the indemnification obligations of the IDM Shareholders contained in Article IX of the Exchange Agreement.

            SECTION 1.04 Company Shareholder Percentage Interest in Escrow Fund. Attached hereto as Schedule A is a schedule listing the name, address and, if applicable and when known, the taxpayer identification number of each IDM Shareholder and such IDM Shareholder's initial percentage interest in the Escrow Fund (expressed as a percentage, based on the number of shares of Issuer Common Stock delivered to the Escrow Agent at Closing on behalf of such IDM Shareholder). If any fact stated in Schedule A changes, the Shareholder Representative shall furnish a revised version of Schedule A to the Escrow Agent. Unless and until the Escrow Agent receives such a revised version, the Escrow Agent may assume without inquiry that each fact set forth in the most recent Schedule A it has received is correct.

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            SECTION 1.05 IDM Shareholder Rights. (a) While any Escrow Shares are
held in escrow in the Escrow Fund, and pending the distribution thereof to the Issuer or the IDM Shareholders, as the case may be, in connection with any distributions from the Escrow Fund in accordance with Section 1.07 hereof, each IDM Shareholder will have all rights with respect to the Escrow Shares attributable to such IDM Shareholder's name (including, without limitation, the right to vote such shares), except (i) the right of possession thereof or (ii) the right to sell, assign, pledge, hypothecate or otherwise dispose of such shares or any interest therein. IDM Shareholders shall have the right to receive any cash dividends or other cash distributions in respect thereof, which shall be paid by the Issuer directly to the IDM Shareholders.

            (b) The Issuer and the Shareholder Representative (on behalf of each of the IDM Shareholders) agree between themselves, for the benefit of the Issuer and the Escrow Agent, that, except as otherwise provided in the last sentence of
Section 1.05(a), any shares of Issuer Common Stock or other property distributed or issued (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving the Issuer) shall not be distributed or issued to the IDM Shareholders, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Fund and shall constitute a part of the Escrow Shares.

            (c) Each IDM Shareholder shall be responsible for and shall pay and discharge all taxes, assessments and governmental charges imposed on or with respect to the Escrow Shares attributable to such IDM Shareholder.

            SECTION 1.06 Share Value. The parties hereto agree and acknowledge that, for all purposes under this Agreement, the value of each Escrow Share shall be equal to the Average Closing Price (as defined below) as of the date of distribution or setting aside of such Escrow Share pursuant to Section 1.07 (the "Share Value"). "Average Closing Price" means, for any specified date, the average of the per share closing (at 4:00 p.m., Eastern Time) prices on the Nasdaq National Market of shares of Issuer Common Stock during the five consecutive trading days ending on, and including, the trading day immediately preceding such specified date.

            SECTION 1.07 Payments from the Escrow Fund. (a) If, at any time on or prior to 11:59 p.m. California Time on the date six months following the Closing (the "Expiration Date"), (i) any Issuer Indemnified Party actually suffered or incurred a quantified Loss for which it is entitled to be indemnified under Article IX of the Exchange Agreement or (ii) (A) there has been a breach of any statement regarding the Company contained in Article II of the Exchange Agreement, a breach of any representation or warranty made by each IDM Shareholder in Article III of the Exchange Agreement or a breach of any covenant or agreement regarding the Company or by the IDM Shareholders contained in Article V or Article VI of the Exchange Agreement and (B) the Issuer Indemnified Party reasonably and in good faith believes that such breach will result in such Issuer Indemnified Party actually suffering or incurring a quantifiable Loss prior to the Estimated Loss Expiration Date (as defined below) for which it is entitled to be indemnified under Article IX of the Exchange Agreement, which Loss is not quantifiable as of the date of the Claim Certificate (as defined below) (an "Estimated Loss"), then such Issuer Indemnified Party shall deliver to the Escrow Agent and the Shareholder Representative a certificate (a "Claim Certificate"), which Claim Certificate shall:

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            (i) state that the Issuer Indemnified Party has paid or incurred a
      Loss or reasonably and in good faith believes it will incur an Estimated Loss for which, in each case, it is entitled to indemnification pursuant to Article IX of the Exchange Agreement (an "Indemnification Item");

            (ii) state the aggregate amount of the Loss or a good faith, non-binding estimate of such Estimated Loss made in the Claim Certificate, in each case, in U.S. dollars, and the estimated number of shares of Issuer Common Stock necessary to satisfy the Loss or Estimated Loss specified in the Indemnification Item based on the Average Closing Price as of the date of the Claim Certificate; and

            (iii) specify in reasonable detail the nature and amount of each individual Indemnification Item, including whether such Indemnification Item results from a breach of representation or warranty contained in
      Article III of the Exchange Agreement or covenant of an IDM Shareholder or a breach of any representation or warranty regarding the Company contained in Article II of the Exchange Agreement.

            In no event may a Claim Certificate be submitted after the Expiration Date and any Indemnification Item related to an Estimated Loss and claimed in a Claim Certificate validly submitted prior to the Expiration Date shall be withdrawn if the Estimated Loss does not result in the Issuer Indemnified Party actually suffering or incurring a quantifiable Loss within nine months after the Expiration Date (the "Estimated Loss Expiration Date")

            (b) If the Shareholder Representative shall object to any amount claimed or estimated in any Claim Certificate delivered in connection with any Indemnification Item specified in any Claim Certificate, the Shareholder Representative shall, within 15 business days after delivery by the Issuer Indemnified Party to the Shareholder Representative and the Escrow Agent of such Claim Certificate, deliver to such Issuer Indemnified Party and the Escrow Agent a certificate, executed by the Shareholder Representative (a "Company Shareholder Certificate"), (i) specifying each such amount to which the Shareholder Representative objects and (ii) specifying in reasonable detail the nature and basis for each such objection. Notwithstanding anything to the contrary contained herein, the Shareholder Representative shall be deemed to object to any Estimated Loss claimed in any Claim Certificate delivered to the Shareholder Representative in accordance with Section 1.07(a).

            (c) If the Escrow Agent shall not have received a Company Shareholder Certificate objecting to the amount claimed with respect to an Indemnification Item within 15 business days after delivery to the Shareholder Representative and the Escrow Agent of a Claim Certificate specifying such Indemnification Item, the IDM Shareholders shall be deemed to have acknowledged the correctness of the U.S. dollar amount claimed on such Claim Certificate with respect to such Indemnification Item, and the Escrow Agent shall thereafter forward to the transfer agent for the Issuer Common Stock (the "Transfer Agent") as soon as administratively practicable for further transfer to the Issuer, out of the Escrow Fund (such transfer to be applied pro rata in accordance with each IDM Shareholder's percentage interest in the Escrow Fund, except as otherwise provided in Section 1.07(h)) such number of shares of Issuer Common Stock equal to the lesser of (A) the number of shares equal to the U.S. dollar amount claimed in the Claim Certificate with respect to such Indemnification Item divided by the Share Value and (B)

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the number of Escrow Shares then remaining in the Escrow Fund. Notwithstanding anything to the contrary contained herein, the Shareholder Representative shall be deemed to object to any estimated amount claimed with respect to an Indemnification Item and such amount shall constitute an Objected Amount (as defined below) for purposes of this Agreement.

            (d) If the Escrow Agent receives, within 15 business days after delivery to the Shareholder Representative and the Escrow Agent of a Claim Certificate, a Company Shareholder Certificate objecting to any amount or amounts claimed with respect to any Indemnification Item specified in such Claim Certificate or, with respect to any Estimated Loss, the amount of any Estimated Loss deemed objected to pursuant to Section 1.07(b), the amount or amounts so or so deemed objected to valued pursuant to Section 1.06 as of the date of the applicable Claim Certificate (the "Objected Amount") shall be held by the Escrow Agent and shall not be released from the Escrow Fund, except in accordance with either (i) written instructions executed by each of an authorized officer of the Issuer and the Shareholder Representative or (ii) written instructions from the Issuer Indemnified Party and the final nonappealable decision of a panel of arbitrators selected pursuant to Section 3.09 hereof or Section 10.07 of the Exchange Agreement relating to the claim by the Issuer Indemnified Party for indemnification from the IDM Shareholders, after which time the Escrow Agent shall forward to the Transfer Agent as soon as administratively practicable for further transfer to the Issuer Indemnified Party, out of the Escrow Fund (such transfer to be applied pro rata in accordance with each IDM Shareholder's percentage interest in the Escrow Fund, except as otherwise provided in Section 1.07(h)) such number of shares of Issuer Common Stock, as specified in the decision, or if not so specified, as determined by the Issuer Indemnified Party in accordance with such decision and communicated to the Escrow Agent in writing and equal to the lesser of (A) the amount set forth in the written instructions or in such decision, as the case may be, divided by the Share Value valued in accordance with Section 1.06 as of the date of distribution and (B) the number of shares of Issuer Common Stock then remaining in the Escrow Fund. Except as otherwise provided in the last sentence of Section 1.07(c), any amount or amounts claimed with respect to any Indemnification Item specified in such Claim Certificate other than any Objected Amount shall be treated as if no objection was made with respect thereto pursuant to Section 1.07(b) and shall be promptly released to the Issuer from the Escrow Fund in accordance with Section 1.07(c).

            (e) The Shareholder Representative and the Issuer Indemnified Party shall attempt in good faith to resolve any dispute related to the Objected Amount. If the Issuer Indemnified Party and the Shareholder Representative resolve such dispute, such resolution shall be binding on all of the IDM Shareholders and a settlement agreement shall be entered into by such Issuer Indemnified Party and the Shareholder Representative and sent to the Escrow Agent, which shall, upon receipt thereof, if applicable, release Escrow Shares (or other property held in the Escrow Fund) from the Escrow Fund in accordance with such agreement and Section 1.07(d). If the Shareholder Representative and the Issuer Indemnified Party are unable to resolve any dispute related to any Objected Amount within 45 days after the delivery of the Claim Certificate, then the claim described in the Claim Certificate and related to the Objected Amount shall be settled by binding arbitration in accordance with Section 3.09 hereof, provided that with respect to an Estimated Loss, the related Objected Amount shall be settled by binding arbitration in accordance with Section 3.09 hereof if the Shareholder Representative and the Issuer Indemnified Party are unable to resolve any dispute with respect to such Objected Amount

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within 45 days after delivery of a certificate (a "Loss Certificate") by the
Issuer Indemnified Party to the Shareholder Representative stating that the Estimated Loss has been paid or incurred, the aggregate amount of the Loss in U.S. dollars and the estimated number of shares of Issuer Common Stock necessary to satisfy the Loss based on the Average Closing Price as of the date of the Loss Certificate.

            (f) Notwithstanding the limitations set forth in Section 1.07(a) of this Agreement, following the Expiration Date, any Issuer Indemnified Party shall be entitled to assert claims against the Escrow Fund under this Section
1.07 in respect of all Losses that were included in determining the Reserved Amount (as defined below).

            (g) If, on the Expiration Date, the Reserved Amount is less than the product of the number of Escrow Shares then remaining in the Escrow Fund and the Average Closing Price on the Expiration Date then, the Escrow Agent shall promptly liquidate all investments (other than shares of Issuer Common Stock) of the Escrow Fund and (i) first, shall forward to the Transfer Agent as soon as administratively practicable for further transfer to the Shareholder Representative, out of the Escrow Fund (such transfer to be applied pro rata in accordance with each IDM Shareholder's percentage interest in the Escrow Fund, except as otherwise provided in Section 1.07(h)) such number of shares of Issuer Common Stock equal to the aggregate amount of the Shareholder Representative Claims (as defined below) claimed and unpaid in all Shareholder Representative Certificates (as defined below) delivered by the Shareholder Representative prior to the Expiration Date in accordance with Section 1.11 divided by the Share Value; provided that in the event that the number of Escrow Shares remaining in the Escrow Fund after the transfer of shares of Issuer Common Stock to the Shareholder Representative pursuant to this Section 1.07(g) would be less than the number of shares of Issuer Common Stock (the "Reserved Shares") equal to the Reserve Amount divided by the Average Closing Price on the Expiration Date, the number of shares of Issuer Common Stock transferable to the Shareholder Representative pursuant to this Section 1.07(g) shall be reduced such that the Reserved Shares would remain in the Escrow Fund; and (ii) second, shall transfer to each IDM Shareholder (A) by wire transfer in immediately available funds in accordance with the written wire transfer instructions provided by the Shareholder Representative, the amount in cash, if any, then remaining in the Escrow Fund and attributable to the Escrow Shares attributable to such IDM Shareholder and (B) the number of shares of Issuer Common Stock attributable to such IDM Shareholder then remaining in the Escrow Fund after the transfer of Escrow Shares to the Shareholder Representative pursuant to Section 1.07(g)(i) less such IDM Shareholder's percentage interest of the Reserved Shares. For purposes of this Agreement, the "Reserved Amount" shall be equal to the aggregate of the U.S. dollar amounts claimed and unpaid in all Claim Certificates delivered to the Shareholder Representative prior to the Expiration Date (which claims shall not have been resolved on or prior to the Expiration
Date).

            (h) With respect to indemnifiable Losses resulting from a breach by a particular IDM Shareholder of a representation or warranty contained in
Article III of the Exchange Agreement or a covenant of a particular IDM Shareholder and not from a breach of any statement regarding the Company contained in Article II of the Exchange Agreement or the failure of a particular IDM Shareholder to deliver such IDM Shareholder's Pro Rata Amount to the Expense Escrow Agent, any Escrow Shares transferred out of the Escrow Fund pursuant to Sections 1.07(c), 1.07(d), 1.07(g) or 1.07(i) shall be transferred out of such IDM Shareholder's

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percentage interest in the Escrow Fund and shall not be accounted against the interest of other IDM Shareholders in the Escrow Fund. Following such transfer, pursuant to Section 1.04, the Shareholder Representative shall furnish a corrected version of Schedule A to the Escrow Agent.

            (i) Upon the termination of this Agreement in accordance with
Section 3.01, the Escrow Agent shall promptly liquidate all investments (other than shares of Issuer Common Stock) of the Escrow Fund and (i) first, shall forward to the Transfer Agent as soon as administratively practicable for further transfer to the Shareholder Representative, out of the Escrow Fund (such transfer to be applied pro rata in accordance with each IDM Shareholder's percentage interest in the Escrow Fund, except as otherwise provided in Section 1.07(h)) such number of shares of Issuer Common Stock equal to the aggregate amount of the Shareholder Representative Claims claimed and unpaid in all Shareholder Representative Certificates delivered by the Shareholder Representative prior to the termination of this Agreement in accordance with
Section 1.11 divided by the Share Value and (ii) second, shall transfer to each IDM Shareholder (A) the shares of Issuer Common Stock attributable to such IDM Shareholder then remaining in the Escrow Fund and (B) by wire transfer in immediately available funds, the amount in cash, if any, then remaining in the Escrow Fund and attributable to such IDM Shareholder in accordance with the written wire transfer instructions provided by the Shareholder Representative, which shall be deemed to be standing instructions unless revised instructions are subsequently received by the Escrow Agent.

            SECTION 1.08 Allocation of Escrow Shares. (a) With respect to any Escrow Shares distributed to the IDM Shareholders pursuant to Section 1.07 of this Agreement, the Escrow Agent, the Shareholder Representative and the Issuer will take such action as may be necessary: (i) to cause appropriate certificates to be issued and delivered to the IDM Shareholders and (ii) to the extent necessary if not all shares of Issuer Common Stock have been distributed from the Escrow Fund, to cause appropriate certificates to be issued to in the name of each IDM Shareholder representing the Escrow Shares to remain in the Escrow Fund and attributable to such IDM Shareholder and to deliver to the Escrow Agent such certificates representing, in the aggregate, the number of shares of Issuer Common Stock remaining in the Escrow Fund after such distribution to the IDM Shareholders, each endorsed in blank or accompanied by stock transfer powers duly executed by the respective IDM Shareholder.

            (b) In the event Escrow Shares are distributed by the Escrow Agent to the Issuer pursuant to Section 1.07 of this Agreement and, after such distribution, shares of Issuer Common Stock remain in the Escrow Fund, the Issuer, the Shareholder Representative and the Escrow Agent will take such action as may be necessary to cause appropriate certificates to be issued in the name of each IDM Shareholder, such certificate representing the Escrow Shares to remain in the Escrow Fund and attributable to such IDM Shareholder and to deliver to the Escrow Agent such certificates representing, in the aggregate, the number of shares of Issuer Common Stock remaining in the Escrow Fund after such distribution to the Issuer, each endorsed in blank or accompanied by stock transfer powers duly executed by the respective IDM Shareholder.

            (c) Notwithstanding any of the provisions of Section 1.07 of this Agreement, inc each circumstance in which shares of Issuer Common Stock are to be distributed to the Issuer

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or the IDM Shareholders pursuant to this Agreement, the number of shares of
Issuer Common Stock to be distributed shall be rounded down to the nearest whole integer.

            SECTION 1.09 Maintenance of the Escrow Fund; Termination of the Escrow Fund. (a) The Escrow Agent shall continue to maintain the Escrow Fund until the earlier of (i) the time at which there shall be no funds, shares of Issuer Common Stock or other property in such Escrow Fund and (ii) the termination of this Agreement.

            (b) Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the termination of the Escrow Fund, the Escrow Agent shall, if so instructed in a writing signed by the Issuer and the Shareholder Representative, pay from the Escrow Fund, as instructed, to the Issuer and the IDM Shareholders, as directed in such writing, the number of shares of Issuer Common Stock and the amount of cash or other property so instructed.

            SECTION 1.10 Investment of Escrow Fund. (a) The Escrow Agent shall invest and reinvest moneys on deposit in the Escrow Fund in the Escrow Agent's FDIC Insured Money Market Account. Any interest or other income received on such investment or reinvestment of the Escrow Fund shall become part of the Escrow Fund.

            (b) The Escrow Agent shall report to the United States Internal Revenue Service the amount of interest or other income received by the Escrow Agent on such investment or reinvestment of the Escrow Fund as having been received by each IDM Shareholder in accordance with the amount attributable to the Escrow Shares attributable to such IDM Shareholder.

            SECTION 1.11 Shareholder Representative Claims. (a) If, at any time prior to the termination of this Agreement, (i) the Shareholder Representative has suffered or incurred any Loss for which the Shareholder Representative is indemnified, held harmless or reimbursed for by the IDM Shareholders in accordance with Section 9.04 of the Exchange Agreement or the POA or (ii) any IDM Shareholder shall have failed to deposit with the Expense Escrow Agent such IDM Shareholder's Pro Rata Amount, then the Shareholder Representative shall deliver to the Escrow Agent and each IDM Shareholder a certificate (a "Shareholder Representative Certificate"), which Shareholder Representative Certificate shall:

            (A) state that the Shareholder Representative has incurred or suffered a Loss for which it is entitled to indemnification or reimbursement pursuant to Section 9.04 of the Exchange Agreement and the POA and that the Shareholder Representative has not made a claim for such Shareholder Representative Claim under the Expense Escrow Account or that an IDM Shareholder shall have failed to deliver to the Expense Escrow Agent such IDM Shareholder's Pro Rata Amount (each, a "Shareholder Representative Claim");

            (B) state the aggregate amount of such Shareholder Representative Claim in U.S. dollars, and the estimated number of shares of Issuer Common Stock necessary to satisfy the Loss specified in the Shareholder Representative Claim based on the Average Closing Price as of the date of the Shareholder Representative Certificate; and

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            (C) specify in reasonable detail the nature and amount of each individual Shareholder Representative Claim, including identifying the IDM Shareholder who had not delivered its Pro Rata Amount to the Expense Escrow Agent.

            In addition and concurrently with the delivery of any Shareholder Representative Certificate, the Shareholder Representative shall submit evidence, in the form of a receipt, invoice or otherwise, of payment of any such expense (a "Receipt") incurred by the Shareholder Representative in connection with its duties under Section 9.04 of the Exchange Agreement and the POA and reimbursable to the Shareholder Representative thereunder.

            (b) The Shareholder Representative shall deposit into the Expense Escrow Fund any shares of Issuer Common Stock transferred to the Shareholder Representative pursuant to Section 1.07(g) or (i) in connection with the failure of an IDM Shareholder to deposit with the Expense Escrow Agent such IDM Shareholder's Pro Rata Amount.

                                   ARTICLE II

                                  ESCROW AGENT

            SECTION 2.01 Escrow Agent. (a) Except as expressly contemplated by this Agreement or by joint written instructions from the Issuer and the Shareholder Representative, the Escrow Agent shall not sell, transfer or otherwise dispose of in any manner all or any portion of the Escrow Fund, except pursuant to an order of a court of competent jurisdiction.

            (b) The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and no implied covenants shall be read into this Agreement against the Escrow Agent.

            (c) In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely without any investigation into the underlying facts upon any certificate, statement, opinion, report, notice, request, consent, order, approval, document, instrument, signature or other paper document believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

            (d) The Escrow Agent shall not be liable for any error of judgment, or any action taken hereunder except in the case of its gross negligence, bad faith or willful misconduct. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

            (e) The Escrow Agent shall have no duty as to the collection of dividends, distributions or income on the Escrow Shares or any investments held in the Escrow Fund or as to the preservation of any rights pertaining thereto, and shall not be under any duty to give the

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Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property.

            (f) As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Schedule B to this Agreement and shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel and of all persons not regularly in its employ, if any, incurred or made by it in connection with the preparation of this Agreement or any other documents executed in connection herewith and the carrying out of its duties under this Agreement. All such fees and expenses shall be the responsibility of the Issuer. The obligations of the Issuer under this Section 2.01 to compensate the Escrow Agent and to pay or reimburse the Escrow Agent for reasonable expenses, disbursements and advances shall survive the satisfaction and discharge of this Agreement or the earlier resignation or removal of the Escrow Agent.

            (g) The Issuer shall reimburse and indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it harmless against and reimburse the Escrow Agent for, any loss, injuries, penalties, stamp or other taxes, actions, suits, liability, damage or expense, including, without limitation, reasonable attorneys' and consultant's fees, incurred without gross negligence, bad faith or willful misconduct on the part of the Escrow Agent, directly or indirectly related to, or arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement.

            (h) The Escrow Agent may at any time resign by giving 30 business days' prior written notice of resignation to the Shareholder Representative and the Issuer. The Shareholder Representative and the Issuer may at any time jointly remove the Escrow Agent by giving 20 business days' written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be a bank or trust company having its principal executive offices in the United States and assets in excess of $500,000,000, and which shall be reasonably acceptable to the Shareholder Representative and the Issuer shall be appointed by written instrument executed by the Shareholder Representative and the Issuer and delivered to the Escrow Agent and to such successor Escrow Agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of the Shareholder Representative, the Issuer or the successor Escrow Agent, execute and deliver to such successor Escrow Agent all the right, title and interest hereunder in and to the Escrow Fund of such predecessor Escrow Agent and all other rights hereunder of such predecessor Escrow Agent. If no successor Escrow Agent shall have been appointed within 20 business days of a notice of resignation by the Escrow Agent, the Escrow Agent's sole responsibility shall thereafter be to hold the Escrow Fund until the earlier of (i) its receipt of designation of a successor Escrow Agent in a joint written instruction by the Shareholder Representative and the Issuer and (ii) termination of this Agreement in accordance with its terms. If no successor Escrow Agent shall have been appointed within 20 business days, the Escrow Agent may apply to a court of competent jurisdiction for such appointment.

            (i) The Escrow Agent shall prepare and deliver to the Issuer and the Shareholder Representative at the end of each calendar month prior to termination of this Agreement an account statement describing all transactions with respect to the Escrow Fund during such calendar month.

            (j) The Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. The IDM Shareholders shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Fund incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. If necessary under applicable law, any payments of income from the Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for taxpayer identification number certifications or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned and paid on investment of funds which are a part of the Escrow Fund and is not responsible for any other reporting. This Section 2.01(j) and Section 2.01(g) above shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

            (k) The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

            (l) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining, or taking or refraining from taking any action with respect to any securities or other property deposited hereunder.

            (m) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrow Fund until the Escrow Agent shall have received (i) a final nonappealable order of a court having jurisdiction directing delivery of the Escrow Fund or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event the Escrow Agent shall disburse the Escrow Fund in accordance with such order, judgment or agreement. Any court order shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that said order or judgment is final and nonappealable. The Escrow Agent shall act on such court order or judgment and legal opinion without further question.

            (n) The Escrow Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction of the Issuer and the Shareholders' Representative given under this Agreement.

            (o) None of the provisions of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

            (p) Whenever in the administration of the provisions of this Agreement the Escrow Agent shall deem it necessary or desirable that a matter be provided or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence, bad faith or willful misconduct on the part of the Escrow Agent, be deemed to be conclusively proved and established by a certificate signed by the Issuer and the Shareholder Representative and delivered to the Escrow Agent and such certificate, in the absence of gross negligence, bad faith or willful misconduct on the part of the Escrow Agent, shall be full warrant to the Escrow Agent for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof.

            (q) The Escrow Agent shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Issuer and the Shareholders' Representative to provide timely written investment direction.

            (r) The Escrow Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any bad faith, willful misconduct or gross negligence on the part of any agent, attorney, custodian or nominee so appointed.

            (s) Any corporation into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust services business of the Escrow Agent (including the administration of the Escrow Fund pursuant to this Agreement) shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

            (t) The parties each (for itself and any person or entity claiming through it) hereby releases, waives, discharges, exculpates and covenants not to sue the Escrow Agent for any action taken or omitted under this Agreement except to the extent caused by the Escrow Agent's gross negligence, bad faith or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                                  ARTICLE III

                               GENERAL PROVISIONS

            SECTION 3.01 Termination. This Agreement shall terminate on the earlier of: (a) the date on which there are no funds, shares of Issuer Common Stock or other property remaining in the Escrow Fund and (b) ten business days following the date occurring after the Expiration Date on which all claims made in Claim Certificates delivered to the Escrow Agent prior to the Expiration Date shall have been resolved.

            SECTION 3.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.02):

            if to the Issuer:

                      Epimmune Inc.
                      5820 Nancy Ridge Drive
                      San Diego, CA 92121
                      Telephone: (858) 860-2553
                      Facsimile: (858) 860-2600
                      Attention: Chief Financial Officer
                      Email:     bdevaere@epimmune.com

            with a copy to:

                      Cooley Godward LLP
                      4401 Eastgate Mall
                      San Diego, CA 92121
                      Telephone: (858) 550-6014
                      Facsimile: (858) 550-6420
                      Attention: Kay Chandler
                      Email:     kchandler@cooley.com

            if to the Shareholders' Representative:

                      Helene Ploix
                      71 Boulevard Arago
                      75013 Paris
                      France
                      Telephone: +33-1-56-59-7959
                      Facsimile: +33-1-56-59-7956
                      Email:     hploix@pechel-industries.com

            with a copy to:

                      Shearman & Sterling LLP
                      114, avenue des Champs-Elysees
                      75008 Paris

                      France
                      Telephone: +33-1-53-89-7000
                      Facsimile: +33-1-53-89-7070
                      Attention: Manuel A. Orillac
                      Email:     morillac@shearman.com

            if to the Escrow Agent, to:

                      U.S. Bank National Association
                      633 West 5th Street
                      LM-CA-T24T
                      Los Angeles, CA 90071
                      Telephone: (213) 615-6047
                      Facsimile: (213) 615-6197
                      Attention: Corporate Trust Services
                                 (Epimmune/IDM 2005 indemnity escrow)

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any Claim Certificate, Company Shareholder Notice, Loss Certificate, Shareholder Representative Certificate or other document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that such document was received by such other person on the date on which it was received by the Escrow Agent.

            SECTION 3.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            SECTION 3.04 Entire Agreement. This Agreement and the Exchange Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

            SECTION 3.05 Amendments. This Agreement may not be amended except by an instrument in writing signed by the Issuer and the Shareholder
Representative; provided however that any amendment executed and delivered by the Shareholder Representative shall be deemed to have been approved by and duly executed and delivered by all of the IDM Shareholders.

            SECTION 3.06 Waiver. The Shareholder Representative on behalf of the IDM Shareholders, on the one hand, or the Issuer, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party hereto or (b) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or as a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

            SECTION 3.07 Assignment of Rights to the Escrow Fund; Assignment of Obligations. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise); provided, however, that upon the death of an IDM Shareholder, such IDM Shareholder's rights under this Agreement shall be transferred to the person(s) who are entitled to receive such IDM Shareholder's Escrow Shares under the laws of descent and distribution; and provided further that, after the Closing, the Issuer may assign this Agreement, without the consent of the other parties hereto, in connection with a consolidation or merger of the Issuer or the Company with another corporation, or the sale of all or substantially all of the assets or stock of the Issuer or the Company to any other person.

            SECTION 3.08 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 3.09 Governing Law. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that jurisdiction, excluding (to the greatest extent a Delaware court would permit) any rule of law that would cause the application of the laws of any jurisdiction other than the State of Delaware.

            (b) The parties irrevocably agree that any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated thereby, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce as at present in force. The place of arbitration shall be Orange County, California and the number of arbitrators shall be three. Each of (i) the Shareholder Representative, on behalf of the IDM Shareholders, on the one hand, and (ii) the Issuer, on the other hand, shall designate one arbitrator and the two so designated arbitrators shall jointly designate the third arbitrator. If such designation is not made within fifteen (15) days of the designation of the second party designated arbitrator, the Secretary General of the International Court of Arbitration of the International Chamber of Commerce shall designate the third arbitrator. The language of the arbitral proceedings shall be English, but all submissions and written evidence may be in French or English.

            SECTION 3.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 3.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

            SECTION 3.12 U.S.A. Patriot Act Compliance Information. Each of the parties to this Agreement (other than the Escrow Agent) shall provide to the Escrow Agent such information as the Escrow Agent may reasonably require to permit the Escrow Agent to comply with its obligations under the federal U.S.A. Patriot Act. The Escrow Agent shall not credit any amount of interest or investment proceeds earned on the Escrow Fund, or make any payment of all or a portion of the Escrow Fund, to any person unless and until such person has provided to the Escrow Agent such documents as the Escrow Agent may require to permit the Escrow Agent to comply with its obligations under such Act.

            IN WITNESS WHEREOF, each of the Issuer, the Shareholder Representative and the Escrow Agent has duly executed, or has caused this Agreement to be duly executed by its duly authorized representative, as of the date first written above.

                                             EPIMMUNE INC.

                                             By: /s/ ROBERT DE VAERE
                                                 -------------------------------
                                             Name: Robert J. De Vaere
                                             Title: Chief Financial Officer

                                             HELENE PLOIX,
                                             as Shareholder Representative

                                             By: /s/ HELENE PLOIX
                                                 -------------------------------
                                                 Name: Helene Ploix

                                              U.S. BANK NATIONAL ASSOCIATION

                                             By: /s/ BRAD SCARBROUGH
                                                 ------------------------------
                                                 Name: Brad E. Scarbrough
                                                 Title: Vice President

                                                                       EXHIBIT A

                               EXCHANGE AGREEMENT

                                                                      SCHEDULE A

                                IDM SHAREHOLDERS

                                                                         Number of Shares of Issuer            Percentage Interest
Name of IDM Shareholder                   Address of IDM Shareholder    Common Stock Held in Escrow              in Escrow Fund
-----------------------                  ----------------------------   ---------------------------            -------------------
AA Innovation 2002                       c/o Xange Private
                                         Equity
                                         12 rue Tronchet
                                         75008, Paris France                       1,952                              0.18%

Adamowicz, Liliane                       25 rue Pierre Semard
                                         75009, Paris France                        808                               0.08%

Alta BioPharma Partners, L.P.            One Embarcadero Center
                                         Suite 4050
                                         San Francisco, CA  94111                  23,638                             2.23%

Alta Embarcadero BioPharma Partners,     One Embarcadero Center
LLC                                      Suite 4050
                                         San Francisco, CA  94111                   890                               0.08%

Altamir & Co.                            45, Avenue Kleber
                                         75784, Paris cedex 16 -
                                         France                                    7,072                              0.67%

Andreesen, Reinhard                      Dr. Theobald Schrems Str. 14
                                         Regensburg, Germany  93055                 175                               0.02%

Atlas Venture Fund Entrepreneurs' Fund   890 Winter Street, Suite 320
III,LP                                   Waltham, MA  02451                         340                               0.03%

Atlas Venture Fund III, LP               890 Winter Street, Suite 320
                                         Waltham, MA  02451                        52,711                             4.97%

Banchereau, Jacques                      3434 Liveoak, Suite 205
                                         Dallas, Texas 75204                         29                               0.00%

Banexi S.C.R.                            32 boulevard Haussmann
                                         75009, Paris France                       29,946                             2.82%

Barberich, Timothy                       40 Elm Street
                                         Concord, MA  01742                         871                               0.08%

Benitez, Pedro Gonzalez-Bueno            Paseo de la Habana 17, 3rd B
                                         Madrid, 28036 Spain                       9,165                              0.86%

Biotech Turnaround Fund B.V.             Kenaupark 3
                                         Haarlem, The Netherlands
                                         2011 MP                                   41,941                             3.95%

Biotek Partenaires S.A.                  84, rue Duguesclin
                                         69006, Lyon France                        2,768                              0.26%

Blanckaert, Bruno                        Le Grand Rex
                                         1 Boulevard Poissonniere
                                         75002, Paris France                       2,424                              0.23%

BNP Paribas London Branch                10 Harewood Avenue
                                         London, NW1 6AA                           13,835                             1.30%

Brigonnet, Bernard                       18 rue Spontini
                                         75116, Paris France                        477                               0.04%

CDC Innovation 1996 FCPR                 Tour Maine Montparnasse
                                         33, Avenue du Maine
                                         B.P. 180 - 75755, Paris                   40,135                             3.78%
                                         Cedex 15

CERN-European Organization for Nuclear   1211 Geneva 23 Switzerland
Research                                                                           5,995                              0.56%

Clal Biotechnology Industries Ltd.       3 Azrieli Center
                                         Tel-Aviv 67023 Israel                     50,481                             4.76%

Collingham, David                        Ruston Poole International
                                         Cording House, 34 St. James
                                         Street, London, UK SWIA 1HD                161                               0.02%

Compagnie LEBON                          24, rue Murillo
                                         75008, Paris France                       8,854                              0.83%

Credit Lyonnaise Fonds Secondaire 1      43/47, avenue de la grand
                                         armee 75116, Paris France                 13,338                             1.26%

Croissance Discovery FCPR                47 rue Faubourg Saint-Honore
                                         75008, Paris France                       11,798                             1.11%

Duchesne de Lamotte, Herve               9 rue Merimee
                                         75116, Paris France                        3,828                             0.36%

Dupuy, Jean-Marie                        c/o F. Brun
                                         16B ave Paul Bert
                                         92190, Meudon France                         363                             0.03%

Duval, Francois                          6 place Victor Hugo
                                         38000, Grenoble France                       472                             0.04%

Egsan Company Inc.                       c/o Onyx Financial Advisors
                                         Ltd.
                                         25, Voie des Traz, Chambre
                                         1101, Port Franc, Batiment
                                         Aerogare Fret
                                         1211 Geneve 5, Switzerland                16,731                             1.58%

Fanger, Michael                          54 Blueberry Hill Drive
                                         Lebanon, NH  03766                           111                             0.01%

FCPR Apax France IV                      45, Avenue Kleber
                                         75784, Paris cedex 16 -
                                         France                                    40,242                             3.79%

FCPR Apax Partners Club                  45, Avenue Kleber
                                         75784, Paris cedex 16 -
                                         France                                       951                             0.09%

FIN LLC                                  c/o EQUITIS
                                         136 boulevard Haussmann
                                         75008, Paris France                        9,778                             0.92%

Fond'Harvest 1 FCPR                      203 rue du Faubourg
                                         Saint Honore
                                         75008, Paris France                        4,611                             0.43%

Fouron, Yves                             507 rue du Merlon
                                         Mont-Saint-Hilaire, Quebec
                                         (CANADA) J3H 637                           3,734                             0.35%

France Innovation 4 FCPI                 c/o Xange Private Equity
                                         12 rue Tronchet
                                         75008, Paris France                        4,422                             0.42%

Gervais, Guy                             1, rue du Sud
                                         92140, Clamart, France                       922                             0.09%

Gore, Jean                               5, rue Edouard Jacques
                                         75014, Paris France                          129                             0.01%

Griffin, James                           156 Dean Road
                                         Brookline, MA  02445                         730                             0.07%

Guyader, Marc                            1 bis, rue du Printemps
                                         78230, Le Pecq France                          0                             0.00%

Hainguerlot, Bertrand                    28, rue Vignon
                                         75009, Paris France                          129                             0.01%

Haselkorn, David                         4 Avshalom Haviv Street
                                         Jeffris, Israel                                0                             0.00%

IDM Chase Partners (Alta Bio), LLC       One Embarcadero Center
                                         Suite 4050 San Francisco,
                                         CA  94111                                 13,499                             1.27%

IMH Hannover Venture Capital GmbH & Co   c/o Avida Group
KG                                       Steinstrasse 20
                                         Dusseldorf, Germany                       19,372                             1.82%

Investissement Innovation 2002 FCPI      c/o Xange Private Equity
                                         12 rue Tronchet
                                         75008, Paris France                        5,258                             0.50%

Jecca                                    1032 2nd Street, #301
                                         Santa Monica, CA  90403                    1,729                             0.16%

Koonras Technologies, Ltd                21 Ha'ambaa Street, 15th
                                         Floor Tel-Aviv, 64739 Israel              14,847                            1.40%


Leason Partners                          PMB 100 P.O. 605703
                                         Aquadilla, Puerto Rico  00605              4,984                             0.47%

Leason, Hayden                           1225 E. Lake drive
                                         Ft. Lauderdale, FL
                                         33316-2401                                 6,811                             0.64%

Lilly, Nancy Donnell                     P.O. Box 519
                                         Sonoma, CA  95476                            158                             0.01%

Lipmanowicz, Henri                       17 Prospect Hill Avenue
                                         Summit, NJ  07901                            117                             0.01%

Lotze, Michael                           5134 Westminster Pl
                                         Pittsburgh, PA 15232                       146                               0.01%

McClatchy 1992 Revocable Trust           6315 Van Alstine
                                         Carmichael, CA  95608                       95                               0.01%

McClatchy, William                       1923 Greenwich Street
                                         San Francisco, CA  94123                    95                               0.01%

Medarex, Inc.                            707 State Road
                                         Princeton, NJ  08540                     262,427                            24.72%

Mercure Discovery II FCPR                47 rue du Faubourg
                                         Saint-Honore
                                         75008, Paris France                        193                               0.02%

Natio Vie Developpement 3                c/o BNP Private Equity
                                         32, boulevard Haussmann
                                         75009, Paris France                       9,903                              0.93%

Pechel Industries                        162 rue du Faubourg St.
                                         Honore 75008, Paris France                8,762                              0.83%

Ploix, Helene                            42 quai des Orfevres
                                         75001, Paris France                        202                               0.02%

Private Equity Co-Finance                4th Floor, One Capital Place
                                         P.O. Box 0847
                                         Georgetown, Grand Cayman
                                         Cayman Islands                            13,835                             1.30%

Rom Hi-Tech Ltd                          42 Bd d'Italie
                                         Chateau Amiral
                                         Monaco, Monaco  98000                     1,193                              0.11%

Romet-Lemonne, Jean-Loup                 1032 2nd Street, #301
                                         Santa Monica, CA  90403                   32,486                             3.06%

Roosdorp, Niek                           Sloterkade 23A
                                         Amsterdam, Netherlands
                                         NL-1058HE                                  484                               0.05%

Sanofi-Aventis                           174 avenue de France
                                         75013, Paris France                      198,674                            18.71%

Shearman & Sterling LLP                  599 Lexington Avenue
                                         New York, NY  10022-
                                         6069                                      5,968                              0.56%

Societe Bearnaise de Participations      32 boulevard Haussmann
                                         75009, Paris France                       1,155                              0.11%

Sofinnova Capital II FCPR                17 rue de Surene
                                         75008, Paris France
                                         Chancery Court, P.O. Box 209              49,735                             4.69%

Taurus Ltd                               Providenciales
                                         Turks & Caicos Islands                    2,486                              0.23%

                                                                      SCHEDULE B

                                ESCROW AGENT FEES

      INITIAL FEES

01010            ARTICLE IV ACCEPTANCE FEE (EXCLUDING CHARGE FOR      $1,500.00

                      LEGAL COUNSEL AND/OR LEGAL OPINION)

         The acceptance fee includes the administrative review of all documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing.

         U.S. Bank Corporate Trust Services reserve the right to refer any and all escrow documents for legal review before execution. Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the customer. If appropriate and upon request by the customer, U.S. Bank Corporate Trust Service will provide advance estimates of these legal fees.

16156                       ARTICLE V COUNSEL FEE                     BILLED AT
                                                                           COST

         Payable at closing, this Includes fees and expenses of legal counsel as well as the rendering of standard legal opinion, if required. Daniel P. Brown, Esq. of Shipman
         & Goodwin LLP will serve as Trustee's counsel.

04460                        (a) Escrow Agent                         $3,500.00

         Annual Administration fee for performance of the routine duties of the escrow agent associated with the management of the account. Administration Fees are payable in advance

SUCE000                      (b) Incidental Expenses                          6%

         Charge for miscellaneous expenses such as fax; messenger service, overnight mail, telephone, stationary and postage. This charge is a percent of total Administration Fees charged in advance

 DIRECT OUT OF POCKET EXPENSES

         Reimbursement of expenses associated with the performance      AT COST
         of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.

EXTRAORDINARY SERVICES

         Extraordinary services are duties or responsibilities of an unusual nature, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect. Examples include:

             -   taxpayer ID number solicitation                    $100.00 & UP

             -   claim distributions                                $500.00

             -   execution of amendments/supplement agreements      $100.00 & UP

      Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

      "IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT"

      To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

      For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation."